EXHIBIT 99.1

             Immersion Corporation Reports Second Quarter
            2003 Financial Results & Microsoft Settlement

    SAN JOSE, Calif.--(BUSINESS WIRE)--July 28, 2003--

            Immersion Separately Announces Agreements That
      Provide Microsoft Broad Licensing Rights to Sense of Touch
              Patents as Well as Settle Legal Differences

    Immersion Corporation, (Nasdaq:IMMR), a leading developer and licensor of haptic feedback technology, today announced revenues for the quarter ended June 30, 2003 of $4.1 million compared to revenues of $5.5 million in the second quarter of 2002. Net loss on a GAAP (Generally Accepted Accounting Principles) basis for the second quarter of 2003 was $4.4 million, or $0.22 per share, compared to a net loss of $2.1 million, or $0.10 per share, for the second quarter of 2002.
    This quarter's net loss includes non-cash amortization charges for stock-based compensation and intangible assets totaling $611,000, which reduced earnings by approximately $0.03 per share. This compares to non-cash charges of $712,000, attributable to non-cash amortization for stock-based compensation and intangible assets that reduced earnings by $0.04 per share for the same quarter last year.
    Revenues for the six months ended June 30, 2003 were $7.9 million compared to revenues of $10.3 million for the six months ended June 30, 2002. Net loss for the first six months of fiscal 2003 was $8.1 million or $0.40 per share compared to the net loss of $5.7 million or $0.29 per share for the first six months of fiscal 2002.
    Vic Viegas, Immersion's CEO, said, "The series of agreements signed with Microsoft and announced separately today provide cash payments of up to $35 million to Immersion in return for licensing rights, equity, and settlement of Immersion's lawsuit filed against Microsoft in February 2002. This milestone recognizes the value of Immersion's industry-leading haptic technology."
    Viegas added, "Continued weakness in the PC gaming and our Medical businesses led to lower revenues. Higher margin royalties were a smaller component of our revenue mix and the costs associated with the patent infringement litigation increased our net loss. Going forward, we are continuing to pursue growth in new markets for haptics, such as for cell phones and PDAs, while gaining greater penetration of the automotive and medical training markets. The settlement with Microsoft enhances our ability to pursue and execute in these new markets. It also provides us with significant resources to actively protect and license our 196 haptic patents."
    "In our Medical business, we continue to introduce new products and attract development grants. In Automotive, we are seeing increased interest in haptic control devices by both auto manufacturers and OEMs. And in cell phones, we are pleased with the positive response that we are receiving from leading handset manufacturers, content providers, and OEM suppliers," Viegas concluded.

    About Immersion Corporation (www.immersion.com)

    Founded in 1993, Immersion Corporation is a recognized leader in developing, licensing and marketing haptic technology and products. Bringing value to markets where user/product interaction needs to be made more compelling, safe or productive, Immersion helps its partners develop and increase competitive advantage and broaden market reach by making the use of touch sense feedback as critical a user experience as sight and sound. Immersion's technology is deployed across personal computing, entertainment, medical training, automotive and three-dimensional simulation markets. Immersion and its wholly owned subsidiaries hold over 195 issued patents worldwide.
    Immersion will host a conference call with company management on Monday, July 28, 2003, at 5:00 p.m. EDT to discuss operating results for the second quarter ended June 30, 2003. A question and answer session will follow. To listen to the call, dial 800-365-3378, reservation number 20977311. The call will be archived and available for replay until August 1, 2003, by dialing 800-633-8284, reservation number 20977311. The call will also be simulcast on the Internet through Immersion Corporation's web site, http://www.immersion.com. An audio replay of the call will be archived and available at http://www.immersion.com for replay until August 1, 2004.
    Statements made in this press release, other than statements of historical fact are forward-looking statements including those that reflect management's current forecast of Immersion's future revenue and operating results, consumer and industry demand for haptic technology and haptically enabled products, Immersion's ability to increase market share and to succeed in new markets, realization of revenues and other benefits under third party agreements, and the effects of the economic downturn. Forward looking statements made in this press release are based on current information, which management has assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Immersion's actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion's business.
    Risks and uncertainties related to Immersion's business are further outlined in Immersion's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. These reports are filed with the Securities and Exchange Commission. These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. Immersion is not obligated to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.



                         Immersion Corporation
            Condensed Consolidated Statements of Operations
               (In thousands, except per share amounts)
                              (Unaudited)

                                     Three Months        Six Months
                                     Ended June 30,    Ended June 30,
                                     2003     2002     2003     2002
                                   -------  -------  -------  -------
Revenues:
  Royalty and license              $   804  $ 1,633  $ 1,637  $ 2,867
  Product sales                      2,465    2,821    4,613    5,219
  Development contracts and other      873    1,007    1,628    2,180
                                   -------  -------  -------  -------
    Total revenues                   4,142    5,461    7,878   10,266
                                   -------  -------  -------  -------
Costs and expenses:
  Cost of product sales              1,462    1,479    2,568    2,764
  Sales and marketing                1,885    1,817    3,676    3,926
  Research and development           1,739    1,588    3,428    3,291
  General and administrative         2,860    1,813    5,016    3,791
  Amortization of intangibles and
   deferred stock compensation         611      712    1,260    1,626
  Acquisition related and other
   charges                              --       --       --      397
                                   -------  -------  -------  -------
    Total costs and expenses         8,557    7,409   15,948   15,795
                                   -------  -------  -------  -------
Operating loss                      (4,415)  (1,948)  (8,070)  (5,529)
Interest and other income
 (expense), net                        (29)    (123)     (31)    (196)
                                   -------  -------  -------  -------
Net loss                           $(4,444) $(2,071) $(8,101) $(5,725)
                                   =======  =======  =======  =======
Basic and diluted net loss per
 share                             $ (0.22) $ (0.10) $ (0.40) $ (0.29)
                                   -------  -------  -------  -------
Shares used in calculating basic
 and diluted net loss per share     20,179   20,002   20,162   19,679
                                   -------  -------  -------  -------


                         Immersion Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)
                                              June 30,    December 31,
                                                2003         2002(1)
                                             (Unaudited)
                                              ---------    ----------
ASSETS
  Cash and cash equivalents                   $   3,048    $    8,717
  Accounts receivable, net                        2,950         3,645
  Inventories                                     2,315         2,128
  Prepaid expenses and other current assets         590         1,151
                                              ---------    ----------
         Total current assets                     8,903        15,641

  Property and equipment, net                     1,639         2,044
  Intangibles and other assets, net               6,528         6,616
  Other investments                               1,000         1,000
                                              ---------    ----------
         TOTAL ASSETS                         $  18,070    $   25,301
                                              =========    ==========
LIABILITIES
  Accounts payable                            $   1,126    $    1,160
  Accrued compensation                              998           671
  Other accrued liabilities                       1,416         1,311
  Deferred revenue and customer advances          3,708         3,515
  Current portion of long-term debt                  27            86
                                              ---------    ----------
         Total current liabilities                7,275         6,743

  Long-term debt                                     39            51
  Long-term portion of deferred revenue           4,400         4,559
                                              ---------    ----------
         Total liabilities                       11,714        11,353

STOCKHOLDERS' EQUITY                              6,356        13,948
                                              ---------    ----------
TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY                          $  18,070    $   25,301
                                              =========    ==========
(1)  Derived from the Company's annual audited financial statements.

    CONTACT: Immersion Corporation
             Victor Viegas or Bridget McQueen, 408-467-1900
             Invest@immersion.com